Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES

APPOINTMENT OF CHIEF FINANCIAL OFFICER

ROCKVILLE, MD., and BEIJING (December 16, 2020) - CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announces the appointment of Weihao Xu to the position of Chief Financial Officer. Mr. Xu will report to Dr. Wei-Wu He, Chairman and CEO of CASI.

Most recently, in January 2020, Mr. Xu founded and served as Chief Investment Officer for Permanence Capital LLC, a healthcare-dedicated investment firm. From February 2018 until March 2019, he served as Chief Financial Officer for 111, Inc. a Shanghai-based digital healthcare company, where he led the initial public offering of the company on NASDAQ, and oversaw the company’s financial operations, corporate strategy and investor relations. Prior to that, Mr. Xu served as a portfolio manager and investment analyst at Matthews International Capital Management LLC, a San Francisco-based investment firm focusing on investing in Asia, from 2016 to 2018 and subsequently from 2019 to 2020. He also served as head of emerging markets and portfolio manager in New York at Permal Asset Management LLC from 2014 to 2016 and investment analyst in London at Lansdowne Partners from 2012 to 2014. Mr. Xu holds a Master of Philosophy degree in Accounting from Columbia Business School.

“We are very pleased to welcome Weihao to our leadership team. His unique experience encompasses both that of a healthcare-focused buy-side professional and of a CFO overseeing financial operations, including areas of financial planning and fundraising. These skills will enable him to significantly contribute to driving a number of our planned strategic initiatives forward in 2021 and beyond,” said Dr. He.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. (“CASI” or the “Company”) is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of over 70 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com

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